INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Wild Oats Markets, Inc. on Form S-1 of our report dated September 6, 1995, relating to the consolidated balance sheet of Alfalfa's Inc. and Subsidiaries as of June 25, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 25, 1995 and June 26, 1994, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Selected Financial and Operating Data of Alfalfa's, Inc." and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Denver, Colorado

August 30, 1996